Exhibit (b)(1)

Execution Version

June 23, 2016

Credit Facility

Commitment Letter

CONFIDENTIAL

Incipio, LLC

6001 Oak Canyon

Irvine, CA 92618

Attention: Andy Fathollahi

Ladies and Gentlemen:

Incipio, LLC, a Delaware limited liability company (“you” or “Borrower”), has advised Monroe Capital LLC, a Delaware limited liability company (“Monroe Capital”) and Wells Fargo Bank, National Association (“Wells Fargo” and together with Monroe Capital, the “Commitment Parties”) that you intend to acquire (the “Powder Acquisition”) all of the outstanding capital stock of Skullcandy, Inc., a Delaware corporation (individually and collectively with its subsidiaries, the “Target”) pursuant to that certain Agreement and Plan of Merger dated on or around June 23, 2016, among Borrower, Powder Merger Sub, Inc. and Skullcandy, Inc. (the “Transaction Agreement”). Capitalized terms used but not defined herein have the meanings assigned to them in the Term Sheet (as defined below).

You have further advised the Commitment Parties that you would like to enter into a senior secured unitranche credit facility of $255 million to Borrower consisting of (i) a revolving credit facility of up to $125 million (the “Revolver Facility”) and (ii) a term loan facility of $130 million (the “Term Loan Facility” and, collectively with the Revolver Facility the “Credit Facility”), each as described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”), which will provide the total funds needed to: (a) to finance a portion of the Powder Acquisition; (b) to refinance (for purposes hereof references to a refinance of the Existing Credit Facility shall be construed to include an amendment and restatement of the Existing Credit Facility) Borrower’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Credit Facility (as defined below) and the Powder Acquisition, and (d) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its subsidiaries, including Target.

As used herein, the term “Transaction” means, collectively, the Powder Acquisition, the refinancing of Borrower’s existing senior secured indebtedness, the initial borrowings and other extensions of credit under the Credit Facility on the Closing Date (as defined below) and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the initial funding under the Credit Facility is closed is referred to as the “Closing Date”. Except as the context otherwise requires references to “Borrower and its subsidiaries” will include Target after giving effect to the Powder Acquisition.

1. Commitment. Subject to the conditions set forth in the Conditions Annex attached to this Commitment Letter and upon the terms set forth in this Commitment Letter, in the fee letter dated the date hereof from Monroe Capital to you (the “Monroe Fee Letter”) and in the fee letter dated the date hereof from Wells Fargo to you (the “WF Fee Letter” and together with the Monroe Fee Letter, collectively, the “Fee Letters”), (a) Monroe Capital is pleased to advise you of Monroe Capital’s commitment to provide to Borrower 100% of the principal amount of the Term Loan Facility and (b) Wells Fargo is pleased to advise you of Wells Fargo’s commitment to provide to Borrower 100% of the principal amount of the Revolver Facility (collectively, the “Commitment”). No Commitment Party shall be deemed for any purpose to be acting as a fiduciary, agent, joint venturer or partner of any other Commitment Party and no Commitment Party assumes responsibility, express or implied, for any actions or omissions of, or the performance of services by, or the obligations or liabilities of, any other Commitment Party in connection with the Transaction, the Credit Facility, this Commitment Letter or otherwise. The respective commitments and obligations of each Commitment Party shall be several and not joint in all respects.

2. Titles and Roles. Monroe Capital will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Credit Facility. Monroe Capital, acting alone or through or with affiliates selected by it, and Wells Fargo, acting alone or through or with affiliates selected by it, will act as the joint bookrunners and joint lead arrangers (in such capacities, the “Lead Arrangers”) in arranging and syndicating the Credit Facility. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters), unless with respect to the Term Loan Facility you and Monroe Capital shall agree in writing and with respect to the Revolver Facility you and Wells Fargo shall agree in writing. Monroe Capital will have the role of sole “left-side” Lead Arranger and shall retain sole “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Credit Facility.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letters or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations relating to Target, Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Credit Facility on the Closing Date shall be (i) such of the representations made by Target or its affiliates or with respect to Target or its business in the Acquisition Agreement as are material to the interests of the Lenders referred to below (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Transaction Agreement or otherwise decline to close the Powder Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Credit Facility on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) of Target (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities which are required to be pledged pursuant to the Term Sheet and, with respect to Target and any of its subsidiaries, are delivered to Borrower on or prior to the Closing Date and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Credit Facility on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and Borrower acting reasonably (but not to

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exceed 45 days after the Closing Date, unless extended by the Administrative Agent). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Financing Documentation relating to organizational existence of the Credit Parties; good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts of the Financing Documentation with the Credit Parties’ organizational documents or applicable law (limited to the execution, delivery and performance of the Financing Documentation, incurrence of the indebtedness thereunder on the Closing Date and the granting on the Closing Date of the guarantees and the security interests in respect thereof); solvency as of the Closing Date (after giving effect to the Transaction) of Borrower and its subsidiaries (including Target) on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; the use of loan proceeds not violating margin regulations or FCPA; and creation, validity and perfection of security interests in the Collateral (subject in all respects to the parenthetical in the immediately preceding sentence); and the status of the Credit Facility and the guaranties thereof as senior debt (or equivalent term). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication. The Lead Arrangers reserve the right, prior to or after the Closing Date to syndicate all or a portion of Monroe Capital’s and Wells Fargo’s commitments hereunder; provided that notwithstanding the Lead Arrangers’ right to syndicate the Credit Facility and receive commitments with respect thereto, (i) neither Monroe Capital nor Wells Fargo shall be relieved, released or novated from its obligations under this Commitment Letter in connection with any syndication, assignment or participation of the Credit Facility, including its Commitments in respect thereof, until after the initial funding under the Credit Facility on the Closing Date has occurred; (ii) no assignment or novation shall become effective (as between Borrower and either Monroe Capital or Wells Fargo) with respect to all or any portion of Monroe Capital’s or Wells Fargo’s Commitments until the initial funding under the Credit Facility on the Closing Date has occurred. In connection with the syndication, you agree to, and will use commercially reasonable efforts to cause appropriate members of management of Target to, assist us actively in achieving a syndication of the Credit Facility that is satisfactory to us and you; and (iii) unless the Borrower agrees in writing in its sole discretion, each Commitment Party and each Lead Arranger shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred. To assist us in our syndication efforts, until the earlier to occur of (such earlier date, the “Syndication Date”) of (a) the date ninety days after the Closing Date and (b) the later of (i) the date that a Successful Syndication (as defined in the Monroe Fee Letter) is achieved and (ii) the date that a Successful Syndication (as defined in the Wells Fargo Fee Letter) is achieved, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management of Target and its representatives and advisors to, (a) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arrangers to assist the Lead Arrangers and each Lender in their evaluation of the Transaction, (b) make your senior management and (to the extent reasonable and practical) appropriate members of management of Target available to prospective Lenders on reasonable prior notice and at reasonable times and places, (c) host, with the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (d) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arrangers to be used in connection with the syndication, (e) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from the existing lending relationships of Borrower and Target, and (f) your ensuring (and using your commercially reasonable efforts to cause Target to ensure) that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or Target, being offered, placed or arranged (other than the Credit Facility) without the written consent of the Lead Arrangers.

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It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Fee Letters and in the Term Sheet. It is also understood that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arrangers.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections (as defined below) other forward-looking information and information of a general economic or general industry nature) concerning Borrower, Target and their subsidiaries and the Transaction that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading on the date made (giving effect to all supplements and updates delivered or made on or prior to such date) and (ii) all financial projections concerning Borrower, Target and their subsidiaries, taking into account the consummation of the Transaction, that have been or will be made available to the Commitment Parties or the Lenders by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders (it being recognized by the Commitment Parties that the Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. Solely as they relate to matters with respect to Target, the foregoing representations are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, Target, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e.,

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lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to Borrower, Target or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arrangers, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of Target to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Credit Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”); and (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”. Each of the Lead Arrangers hereby agrees that all information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to Lenders and prospective Lenders that are not Public Lenders. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) (except to the extent you notify the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions (and provided that you have been given a reasonable opportunity to review such documents and comply with applicable disclosure obligations) that such material should not be distributed to Public Lenders): (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Credit Facility, (y) financial information consisting of (i) with respect to Borrower and its Subsidiaries (other than Target), quarterly and annual financial statements, (ii) publicly filed financial information regarding Target and its subsidiaries, and (iii) Projections, and (z) drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than final versions of the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders. It is understood that in connection with your assistance described above, customary authorization letters will be included in the Information Material that (I) authorize the distribution of the Information Material to prospective Lenders, (II) confirm that the Public Package does not include MNPI, (III) contain customary language exculpating you, the Target and their respective affiliates and the Commitment Parties and their respective affiliates, with respect to any liability related to the misuse (and, in the case of the Commitment Parties and their respective affiliates, the use) of the contents of the Public Package and (IV) contain a customary “10b-5 representation” consistent in form and substance with the 10b-5 representation set forth in Section 5(a) hereof.

6. Indemnification. Without limiting your indemnification obligations under the Existing Credit Facility, you agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including all reasonable and documented out-of-pocket fees and charges of any counsel), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transaction or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transaction) or (b) the use or the contemplated use of the proceeds of the Credit Facility and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable all reasonable documented out-of-pocket fees and charges of any counsel) on demand as they are incurred in connection with any of the foregoing (but limited, in the case of fees and charges of counsel, to one counsel to each Commitment Party and its Related Parties taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all similarly situated Indemnified Parties, taken as a whole (and, if

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reasonably necessary, of one local counsel in any relevant jurisdiction to each Commitment Party and its Related Parties, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional local counsel to all similarly situated Indemnified Parties taken as a whole, in each such relevant jurisdiction); provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) any dispute solely among Indemnified Parties which does not arise out of any act or omission of the Borrower or any of its respective subsidiaries. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or any other element of the Transaction. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent such damages are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own bad faith, gross negligence or willful misconduct. You shall not, without the prior written consent of each Indemnified Party affected thereby (such consent not to be unreasonably withheld, delayed or conditioned), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party. Notwithstanding the foregoing, each Indemnified Party (and its Related Parties) shall be obligated to refund or return any and all amounts paid by you under this paragraph to such Indemnified Party (or its Related Parties) for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Party (or its Related Parties) is not entitled to payment of such amounts in accordance with the terms hereof. For purposes hereof, “Related Party” and “Related Parties” of an Indemnified Party mean any (or all, as the context may require) of such Indemnified Party’s controlled affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and controlling persons.

7. Expenses. Without limiting your obligations to reimburse expenses under the Existing Credit Facility, you agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable and documented out-of-pocket fees and charges of any counsel, due diligence expenses and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, and communication costs, incurred in connection with the syndication and execution of the Credit Facility and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs (limited, in the case of fees and charges of counsel, to the reasonable and documented out-of-pocket fees and charges of one counsel to each of the Commitment Parties, and, if reasonably necessary, of one local counsel in any relevant local jurisdiction to each of the Commitment Parties), incurred in connection with the Credit Facility and any related documentation (including this Commitment Letter, the Fee Letters and the Financing Documentation).

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8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transaction; (ii) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (A) to the extent permitted by law, to inform us promptly in advance thereof and (B) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment); (iii) the Commitment Documents on a confidential basis to the board of directors, officers, employees, accountants, attorneys and other professional advisors of Target in connection with its consideration of the Powder Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us); (iv) this Commitment Letter, but not the Fee Letters, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges; (v) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letters; and (vii) after your acceptance hereof the Term Sheet and the Conditions Annex, including the existence and contents thereof (but not the Fee Letters), may be disclosed in consultation with the Commitment Parties to any Lender or participant or prospective Lender or prospective participant and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Credit Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, Target or your/their representatives relating to the Credit Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld, delayed or conditioned).

(b) Each Commitment Party agrees to use commercially reasonable efforts (equivalent to the efforts such Commitment Party applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by Borrower or any subsidiary and designated as confidential, except that each Commitment Party may disclose such information (a) on a confidential basis to the board of directors, officers, employees, accountants, attorneys and other professional advisors of such Commitment Party in connection with its consideration of the Credit Facility; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this paragraph (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by such Commitment Party to be compelled by any court decree, subpoena or legal or administrative order or process; provided the disclosing party shall notify Borrower prior to making such disclosure, unless such notification is prohibited; (d) as, on the

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advice of such Commitment Party’s counsel, is required by law; provided the disclosing party shall notify Borrower prior to making such disclosure, unless such notification is prohibited; (e) in connection with the exercise of any right or remedy under this Commitment Letter or in connection with any litigation to which such Commitment Party is a party; (f) to Commitment Party’s independent auditors and other professional advisors as to which such information has been identified as confidential; and (g) that ceases to be confidential through no fault of any Commitment Party. Notwithstanding the foregoing, in the case of clauses (c) or (d) each Commitment Party shall use commercially reasonable efforts to (i) give the Borrower written notice prior to disclosing the information to the extent permitted by such requirement, (ii) cooperate with the Borrower to obtain a protective order or similar confidential treatment, and (iii) only disclose that portion of the confidential information as counsel for such Commitment Party advises such Commitment Party that it must disclose pursuant to such requirement.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, Target or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their affiliates (the term “Commitment Parties” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, Target or your or their respective affiliates may have conflicting interests regarding the Transaction and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transaction to use, or to furnish to you, Target or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons

(c) In connection with all aspects of the Transaction, you acknowledge and agree that: (i) the Credit Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transaction, (ii) in connection with the process leading to the Transaction, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, Target or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transaction or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or Target or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transaction except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and

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their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transaction and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitments of Monroe Capital and Wells Fargo and the undertakings of Monroe Capital and Wells Fargo set forth herein shall automatically terminate at 12:00 midnight (Chicago time) on June 27, 2016 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and each Fee Letter shall have been delivered to Monroe Capital and Wells Fargo by such time.

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitments and agreements of Monroe Capital and Wells Fargo Bank and the undertakings of Monroe Capital and Wells Fargo set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Powder Acquisition (with or without the use of the Credit Facility), (ii) termination of the Transaction Agreement, and (iii) 5:00 p.m. (Chicago time) on January 23, 2017, if the Closing Date shall not have occurred by such time.

12. Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitments of Monroe Capital and Wells Fargo set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the completion of the syndication of the Credit Facility; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13. Governing Law. This Commitment Letter is governed by, and is to be construed in accordance with, the laws of the State of Illinois, without regard to conflict-of-law principles that would require the application of the law of another state. Each of the parties to this Commitment Letter irrevocably waives the right to trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services under this Commitment Letter. Any litigation based on, or arising out of, under, or in connection with, this Commitment Letter or the Term Sheet will be brought and maintained exclusively in the courts of the State of Illinois or in the United States District Court for the Northern District of Illinois, but nothing in this Commitment Letter is to be deemed or operates to preclude the Commitment Parties from bringing suit or taking other legal action in any other jurisdiction. Each of Borrower and each Commitment Party hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the United States District Court for the Northern District of Illinois for the purpose of any such litigation as set forth above. Each of Borrower and each Commitment Party hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it might now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment

9

Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14. Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by you without the prior written consent of the Commitment Parties and shall not be assignable by any of the Commitment Parties (other than to an affiliate) without your prior written consent, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person other than the parties hereto and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letters may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

10

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Commitment Parties, together with executed counterparts of each Fee Letter, by no later than the Acceptance Deadline.

Very truly yours,

MONROE CAPITAL, LLC

By:	/s/ Nathan Harrell
Name:	Nathan Harrell
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Page to Project Powder Commitment Letter]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Commitment Parties, together with executed counterparts of each Fee Letter, by no later than the Acceptance Deadline.

Very truly yours,

MONROE CAPITAL, LLC

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ S. N. Thoun
Name:	S. N. Thoun
Title:	Director

[Signature Page to Project Powder Commitment Letter]

AGREED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE

INCIPIO, LLC, a Delaware limited liability company

By:	/s/ Andy Fathollahi
Name:	Andy Fathollahi
Title:	Chairman and CEO

ANNEX A

$255,000,000

SENIOR CREDIT FACILITIES

SUMMARY OF TERMS

ANNEX A

$255,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the

Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Incipio, LLC, a Delaware limited liability company, and certain wholly-owned subsidiaries thereof to be designated as co-borrowers (collectively, the “Borrower”).

Guarantors:	All present and future direct and indirect subsidiaries of Borrower, including Target, but excluding Tavik Holdings LLC and Incipio Technologies Europe, LTD, and any parent company owning the stock of Borrower or Target (each a “Guarantor”); provided that foreign subsidiaries and foreign subsidiary holdings company will only be required to be Guarantors only to the extent there could not reasonably be expected to be any adverse tax consequences for the Borrower or any subsidiary of Borrower. Borrower and the Guarantors are herein referred to as the “Credit Parties”

Joint Lead Arrangers and Joint Bookrunners:	Monroe Capital, LLC (and/or an affiliate thereof) and Wells Fargo Bank, National Association (and or an affiliate thereof) will act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).

Administrative Agent:	Monroe Capital, LLC and/or an affiliate thereof (in such capacity, the “Administrative Agent”).

Revolver Agent:	Wells Fargo Bank National Association and/or an affiliate thereof (in such capacity, the “Revolver Agent”).

Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Lenders:	Monroe Capital, LLC (and/or an affiliate thereof), Wells Fargo Bank, National Association and a syndicate of financial institutions and other entities reasonably acceptable to the Borrower (each a “Lender” and, collectively, the “Lenders”).

Credit Facility:	Senior secured credit facilities (the “Credit Facility”) in an aggregate principal amount of $255 million, such Credit Facility to consist of:

(a)    Revolver Facility. A Revolver Facility, with aggregate commitments of $125 million (the “Revolver Facility”) (with subfacilities for (i) standby and commercial letters of credit (each, a “Letter of Credit”) and (ii) swingline loans (each, a “Swingline Loan”), each in a maximum amount to be mutually determined and on customary terms and conditions). Letters of Credit will be issued by the Issuing Bank and Swingline Loans will be made available by the Swingline Lender and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan,

(b) Term Loan Facility. A term loan facility in an aggregate principal amount of up to $130 million (the “Term Loan Facility”).

Use of Proceeds:	The proceeds of the Term Loan Facility and the Revolver Facility will be used to (a) to finance a portion of the Powder Acquisition; (b) to refinance Borrower’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Credit Facility and the Powder Acquisition; and (d) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its subsidiaries.

Closing Date:	The date of the initial funding under the Credit Facility which shall be on or prior to January 19, 2017 (the “Closing Date”).

Availability:	The Revolver Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below); provided that no more than an amount equal to $80 million may be outstanding on the Closing Date after giving effect to the Transaction. Advances and Letters of Credit under the Revolver Facility will not exceed the Borrowing Base at any time. The Borrowing Base shall be shall be (i) 85% of eligible accounts receivables, plus (ii) the least of (A) $50,000,000, (B) 70% of the book value of eligible inventory and (C) 85% of the net recovery percentage of eligible inventory, less (iii) reserves established by Revolver Agent (the “Borrowing Base”). The eligibility criteria and reserves, as modified to include ineligibles and reserves, as determined in Lenders’ reasonable credit judgment by Lenders’ due diligence and analysis of Target’s historical charges, collections, contractual adjustments, obsolescence and other customary conditions, in each case shall be consistent with the Existing Credit Facility For avoidance of doubt, it is understood that the Borrowing Base shall not include accounts receivable owing by foreign entities or inventory not located or in transit to in the United States.

The Term Loan Facility will be available only in a single draw on the Closing Date. The amount of the Term Loan Facility advanced will be the lesser of (i) $130,000,000; (ii) the amount of Term Loan Facility that would cause (x) the sum of (a) the projected average twelve month Revolver Facility balance, plus (b) the amount of the Term Loan Facility, to (y) the pro forma trailing twelve months EBITDA of the Borrower and its subsidiaries (including the Target) calculated as of the Closing Date to be no more than 4.25:1.00; and (iii) 70% of the enterprise value of the Borrower and its subsidiaries (including the Target) as determined to the satisfaction of the Lead Arrangers.

Annex A – Term Sheet

Documentation:	The documentation for the Credit Facility will include, among other items, a credit agreement, guarantees and pledge, security, mortgage and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet. The Financing Documentation will be in substantially the same form as the Credit Agreement, dated as of December 26, 2014, among the Borrower, certain subsidiaries of the Borrower party thereto, Monroe Capital Management Advisors, LLC, as Administrative Agent, Wells Fargo Bank, N.A., as Revolver Agent, and the lenders from time to time party thereto, and the other loan documents executed in connection therewith, in each case, as amended (collectively, the “Existing Credit Facility”), with basket sizes, exceptions and other modifications (w) as are contained in this Term Sheet, (x) as shall reflect the increase in the size of Borrower and its subsidiaries since the closing of the Existing Credit Facility (including increases in the Excess Availability threshold for restricted payments, cash dominion and other matters which are subject to an Excess Availability threshold), (y) as shall reflect the business needs of Borrower and its subsidiaries as a result of the Powder Acquisition, and (z) as otherwise mutually agreed among the Borrower and the Lead Arrangers. The provisions of this paragraph are referred to as the “Documentation Principles.”

Guaranty:	The obligations of (a) the Borrower under the Credit Facility and (b) any Credit Party under any hedging agreements and under any treasury management arrangements, entered into between such Credit Party and any counterparty that is a Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Guarantors (such guarantee being referred to as a “Guarantee”). All Guarantees shall be guarantees of payment and not of collection.

Security:	The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation and subject to the Documentation Principles) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)    (i) 100% of the equity interests of all present and future domestic subsidiaries of any Credit Party (other than foreign subsidiary holding companies) and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries and foreign subsidiary holding companies of any Credit Party;

(b)    Substantially all of (i) the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property

Annex A – Term Sheet

and other general intangibles, deposit accounts, securities accounts and other investment property and cash) and (ii) fee- owned real property interests and leased real property interests; and

(c) All products, profits, rents and proceeds of the foregoing.

All such security interests in personal property and all liens on real property will be created pursuant to, and will comply with, Financing Documentation reasonably satisfactory to the Administrative Agent (subject to the Documentation Principles).

Final Maturity:	The final maturity of the Revolver Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolver Facility will automatically terminate on such date.

The final maturity of the Term Loan Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan Maturity Date”).

Amortization:	The Term Loan Facility will amortize in equal quarterly installments during each loan year as follows, with payments due on the last day of each calendar quarter commencing on the first full calendar quarter following the Closing Date, and with the remainder due on the Term Loan Maturity Date

LOAN YEAR	AMORTIZATION RATE

1	5.0%
2	5.0%
3	5.0%
4	5.0%
5	5.0%

Interest Rates and Fees:	Interest rates and fees in connection with the Credit Facility will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:	Subject to the next paragraph, the Credit Facility will be required to be prepaid with:

(a) 100% of the net cash proceeds of the issuance or incurrence of debt (other than permitted debt) by the Borrower or any of its subsidiaries;

(b) 100% of the net cash proceeds from any issuance of equity securities of, or from any capital contribution to, the Borrower, subject to exceptions to be mutually agreed upon;

(c)    100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (including the issuance by any such subsidiary of any of its equity interests), subject to reinvestment provisions and baskets to be mutually agreed upon;

Annex A – Term Sheet

(d)    100% of the net cash proceeds of extraordinary receipts to be mutually agreed upon, but including, without limitation, any purchase price adjustments and proceeds of any indemnity payments or representation and warranty insurance payments, in each case, received in connection with the Powder Acquisition; and

(e)    the percentage of Excess Cash Flow (to be defined in the Financing Documentation consistent with the Documentation Principles) set forth below based on the leverage ratio at the end of the relevant fiscal year, for each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2016) (subject to 100% credit for any voluntary prepayment of the loans under the Credit Facility (accompanied by a corresponding permanent reduction in the aggregate commitment in the case of voluntary prepayments of loans under the Revolver Facility).

Total Funded Debt / LTM	Percentage
Adjusted EBITDA

>3.50x	75.0%
>3.00x but ≤3.50x	50.0%
≤3.00x	25.0%

Subject to the conditions consistent with those in the Existing Credit Facility, all such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and second, to prepay outstanding loans under the Revolver Facility with no permanent reduction in the commitment under the Revolver Facility. All such mandatory prepayments of the Term Loan Facility will be applied to the remaining scheduled amortization payments in the inverse order of maturity (including, without limitation, the final installment thereof).

Optional Prepayments and Commitment Reductions:	Subject to the conditions consistent with those in the Existing Credit Facility, loans under the Credit Facility may be prepaid and unused commitments under the Revolver Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs and any premium described under the “Prepayment Premium” section below). Any optional prepayment of the Term Loan Facility will be applied to the remaining scheduled amortization payments in the inverse order of maturity (including, without limitation, the final installment thereof).

Prepayment Premium:	If, on or prior to December 26, 2017, the Term Loan Facility is

Annex A – Term Sheet

prepaid, in whole or in part, in an amount up to the aggregate outstanding principal amount of term loans outstanding under the Existing Credit Facility on the Closing Date, the Borrower will pay a premium in an amount equal to (x) 2.0% of such amount if paid on or prior to December 26, 2016, and (y) 1.0% of such amount if paid on or prior to December 26, 2017, subject to the exceptions set forth in the Existing Credit Facility.

If, on or prior to the third anniversary of the Closing Date, the Term Loan Facility is prepaid, in whole or in part, in an amount that would cause the aggregate outstanding principal amount of the Term Loan Facility to be less than the aggregate outstanding principal amount of term loans outstanding under the Existing Credit Facility on the Closing Date, the Borrower will pay a premium in an amount equal to (x) 3.0% of such amount if paid on or prior to the first anniversary of the Closing Date, (y) 2.0% of such amount if paid on or prior to the second anniversary of the Closing Date, and (z) 1.0% of such amount if paid on or prior to the third anniversary of the Closing Date, subject to the same exceptions as are set forth in the Existing Credit Facility. No prepayment premium shall apply after the third anniversary of the Closing Date.

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Credit Facility will be subject solely to satisfaction of the conditions precedent set forth (a) in the “Conditions to All Extensions of Credit” section below and (b) in the Conditions Annex.

Conditions to All Extensions of Credit:	Each extension of credit under the Credit Facility will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, (subject, on the Closing Date, to the Limited Conditionality Provision) and (b) after the initial funding on the Closing Date, no default or event of default under the Credit Facility shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Usual and customary for facilities of this type, subject to the Documentation Principles, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions which are consistent with the Documentation Principles): organizational and legal status; organizational power and authority; no conflict with laws or material agreements; enforceability; financial statements; absence of any material adverse change; absence of material litigation and liabilities; ownership of properties and liens; capital structure; ERISA; compliance with all applicable laws and regulations including, without limitation, Regulations T, U

Annex A – Term Sheet

and X, the Investment Company Act, the PATRIOT Act and OFAC; payment of taxes and other obligations; solvency; environmental matters; insurance; accuracy of information; intellectual property; labor matters; eligible inventory; eligible accounts; subordinated debt; no default; and collateral matters including, without limitation, perfection and priority of liens.

Affirmative Covenants:	Usual and customary for facilities of this type, subject to the Documentation Principles, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions which are consistent with the Documentation Principles): financial and collateral reporting (including annual audited and monthly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated projections); notices of defaults, litigation and other material events; management letters; maintenance of books and records; right of the Lenders to inspect property and books and records; maintenance of property and insurance (including hazard, business interruption and key man life insurance); compliance with laws and regulations (including environmental laws, ERISA and the PATRIOT Act); payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; use of proceeds; employee benefit plans; environmental matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	Usual and customary for facilities of this type, subject to the Documentation Principles, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions which are consistent with the Documentation Principles): limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on operating leases; limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on fundamental changes and asset sales and other disposition (including, without limitation, sale-leaseback transactions); limitation on amendment of organizational and other specified documents; limitation on transactions with affiliates; limitation on restrictions on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business and issuance of equity; limitation on loans, advances, acquisitions and other investments; and limitation on change in fiscal year.

Financial Covenants:	The same financial covenants as are in the Existing Credit Agreement, which are the following: fixed charge coverage ratio, total debt to EBITDA ratio, capital expenditures and minimum

Annex A – Term Sheet

EBITDA. Financial covenants will be set based on a 20% cushion to the Projections delivered by Borrower to Lead Arrangers as of June 20, 2016; provided that in no event will the fixed charge coverage ratio covenant be less than 1.25:1.00.

Cash Dominion/Cash Management:	To be consistent with the Existing Credit Facility, subject to the Documentation Principles.

Field Examinations and Appraisals:	To be consistent with the Existing Credit Facility, subject to the Documentation Principles, it being understood that Revolver Agent may conduct field examinations and obtain inventory appraisals; provided that, so long as no event of default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Revolver Agent for more than 2 field examinations during any calendar year or more than 3 appraisals (increasing to 4 appraisals if Excess Availability falls below 15% of the Maximum Revolver Amount) of the Inventory during any calendar year (of which at least one shall be a desktop appraisal).

Events of Default:	Usual and customary for facilities of this type, subject to the Documentation Principles, including, without limitation, the following (with materiality thresholds, exceptions and cure periods which are consistent with the Documentation Principles): non-payment of obligations; default on other material debt (including hedging agreements); bankruptcy or insolvency; non-performance of covenants and obligations; inaccuracy of representation or warranty; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; change of control; loss of key man; holding company activities; and regulatory violations.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Usual and customary for facilities of this type and consistent with the Documentation Principles.

Assignments and Participations:	Usual and customary for facilities of this type and consistent with the Documentation Principles.

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 66-2/3% of the outstanding loans and unfunded commitments under the Credit Facility, or if the Credit Facility have been terminated, those Lenders who collectively hold more than 66- 2/3% of the aggregate outstandings under the Credit Facility (the “Required Lenders”); provided, that (i) if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Credit Facility of such Defaulting Lender shall be excluded from the determination of Required Lenders and (ii) at all times there are two or fewer Lenders which are not affiliates of each other, Required Lenders shall require all such Lenders which are (x) not Affiliates of each other and (y) not Defaulting Lenders.

Annex A – Term Sheet

Amendments and Waivers:	Usual and customary for facilities of this type and consistent with the Documentation Principles.

Indemnification:	The Credit Parties will indemnify the Lead Arrangers, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel) relating to the Transaction or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from such indemnified person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non- appealable judgment.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of- pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) of the Administrative Agent and the Lead Arrangers (promptly following written demand therefor) associated with the syndication of the Credit Facility and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of Illinois (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). Illinois law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Annex A – Term Sheet

Counsel for the Administrative Agent:	Jones Day

Annex A – Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:	Loans (other than Swingline Loans) will bear interest based the LIBOR Rate, as described below or, if the LIBOR Rate is unavailable, the Base Rate, as described below:

A. LIBOR Option

Interest will be determined for a period (“Interest Periods”) of one month and will be at an annual rate equal to the LIBOR Rate plus the applicable Interest Margin. The “LIBOR Rate” is defined as the greater of (a) one percent (1%) per annum, and (b) the rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) 2 business days prior to the commencement of the requested interest period, for a term, and in an amount, in dollars, comparable to the interest period and the amount of the LIBOR Rate Loan requested by Borrower in accordance with the definitive credit agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error. The LIBOR Rate will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of the LIBOR Rate used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at the LIBOR Rate (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

B. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the greatest of (a) the Federal Funds Rate plus 1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo Bank, National Association at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo Bank, National Association’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo

Bank, National Association may designate; provided that in no event shall the Base Rate be less than zero. Interest shall be payable monthly in arrears on the first business day of each calendar month and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on one business day’s notice and will be in minimum amounts to be agreed upon.

Swingline Loans will bear interest at the Base Rate plus the applicable Interest Margin.

Default Interest:	At the election of the Required Lenders or the Administrative Agent, upon the occurrence and during the continuance of any event of default, all outstanding principal, fees and other obligations under the Credit Facility shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be, initially, 7.50% for LIBOR Rate Loans and 6.50% for Base Rate Loans; provided that after the date on which the Borrower will have delivered financial statements for the first full fiscal quarter after the Closing Date, the Interest Margin will be determined in accordance with the Pricing Grid set forth below.

Non-Use Fee:	A non-use fee (the “Non-Use Fee”) will accrue on the unused amounts of the commitments under the Revolver Facility, with exclusions for Defaulting Lenders. Such Non-Use Fee will be 0.375% per annum. All accrued Non-Use Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolver Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolver Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolver Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arrangers and the Administrative Agent will receive such other fees as will have been agreed in fee letters among them and the Borrower.

Pricing Grid:	The applicable Interest Margins shall be based on the following grid:

Annex A – Term Sheet

Total Funded Debt / LTM Adjusted EBITDA	LIBOR Rate Interest Rate Margin	Base Rate Interest Rate Margin

>4.00x	7.50%	6.50%
>3.50x but ≤4.00x	7.00%	6.00%
>3.00x but ≤3.50x	6.50%	5.50%
≤3.00x	6.00%	5.00%

Annex A – Term Sheet

ANNEX B

$255,000,000

SENIOR CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the

Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter

Closing and the making of the initial extensions of credit under the Credit Facility will be subject solely to the satisfaction of the following conditions precedent:

1. The Financing Documentation (including (i) an agreement among lenders in substantially the same form as the agreement among lenders in place under the Existing Credit Facility (with only such changes as the Lenders may mutually agree), (ii) if requested by the Commitment Parties, an intercreditor agreement between the Administrative Agent, Goode Incipio Holdco, LLC and Goode III Incipio Holdco, LLC in substantially the same form as the intercreditor agreement among such parties in place under the Existing Credit Facility (the “Existing Goode Intercreditor”) and (iii) if the Subordinated Debt (as defined below) is borrowed at closing, an intercreditor agreement between the Administrative Agent and the Subordinated Debt Holders (as defined below) in substantially the same form as the Existing Goode Intercreditor (with such changes as the Commitment Parties and the Subordinated Debt Holders may mutually agree), which shall be consistent, in each case, with the Commitment Documents and shall be otherwise reasonably satisfactory to the Commitment Parties and Borrower and consistent with the Existing Credit Facility and the Documentation Principles, will have been executed and delivered to the Commitment Parties and the Administrative Agent shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party), and an officer’s certificate.

2. Subject to the Limited Conditionality Provision and the Documentation Principles, the Commitment Parties shall have received reasonably satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and all deposit account and securities account control agreements), and all filings, recordations and searches necessary or desirable in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (including UCC and other lien searches, intellectual property searches, insurance policies, landlord waivers and access letters).

3. Since December 31, 2015 there shall not have occurred a Material Adverse Effect with respect to Credit Parties (other than the Target) taken as a whole or any event, condition or contingency that could reasonably expected to have a Material Adverse Effect. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of the Credit Parties taken as a whole, (b) a material impairment of the ability of the Credit Parties taken as a whole to perform their obligations under the Financing Documentation after giving effect to contribution or intercompany loans made in accordance with the Financing Documentation or (c) a material adverse effect upon any substantial portion of the Collateral under the Financing Documentation or upon the legality, validity, binding effect or enforceability against any Credit Party of any of the Financing Documentation.

4. Since March 31, 2016 there shall not have occurred a Target Material Adverse Effect with respect to Target or any event, condition or contingency that could reasonably expected to have a Target Material Adverse Effect. “Target Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Transaction Agreement.

5. Substantially concurrently with the funding of the initial borrowings under the Credit Facility, the Powder Acquisition shall be consummated in accordance with the terms of the Transaction Agreement and all exhibits and schedules thereto delivered via email to the Commitment Parties from Glen Collyer of Latham & Watkins LLP at 4:09 p.m. (Chicago time) on June 23, 2016 (including the exhibits or the schedules thereto), but without giving effect to any amendments, waivers or consents by Borrower that are materially adverse to the interests of the Lenders or the Commitment Parties in their respective capacities as such without the consent of the Commitment Parties (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that, without limitation, (a) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Lenders or the Commitment Parties so long as such decrease is allocated to reduce the Term Loan Facility on a pro rata, dollar-for-dollar basis, (b) (i) any other change in the amount or form of the purchase price shall be materially adverse to the interests of the Lenders or the Commitment Parties, (c)(i) any change in the third party beneficiary rights or governing law, in each case applicable to the Lenders or Commitment Parties, shall be materially adverse to the interests of the Lenders or the Commitment Parties and (d) the granting of any consent under the Transaction Agreement that is not materially adverse to the interests of the Commitment Parties shall not otherwise constitute an amendment or waiver.

6. The Commitment Parties shall have received:

(a) with respect to Borrower and its subsidiaries (other than Target), (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date;

(b) with respect to Target, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date; and

(c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Borrower for the four-quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days before the Closing Date, prepared after giving pro forma effect to each element of the Transaction as if the Transaction had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

7. Borrower and its subsidiaries (including Target) shall have minimum pro forma combined EBITDA (as defined in the Financing Documentation) of at least $36,600,000 (including pro forma synergies of approximately $4,500,000 (as shown in the Projections delivered to the Commitment Parties on June 20, 2016), which have been reviewed by and are satisfactory to the Commitment Parties).

8. The Commitment Parties shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

9. All fees and expenses due to the Commitment Parties, the Lead Arrangers, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the reasonable and documented out-of-pocket fees and expenses of counsel for the Commitment Parties, the Lead Arrangers and the Administrative Agent for which invoices have been received will have been paid.

10. The Specified Representations and the Specified Acquisition Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) subject to the Limited Conditionality Provisions.

11. Immediately following the Transaction, neither Borrower nor Target nor any of their subsidiaries will have any third party debt for borrowed money other than indebtedness under the Credit Facility, third party debt for borrowed money permitted under the Existing Credit Agreement and, if applicable, the Subordinated Debt and/or other subordinated debt referenced in clause 13 below (it being understood that any additional indebtedness incurred in connection with the Transaction shall be on terms and conditions satisfactory to the Lead Arrangers).

12. The Lead Arrangers shall have received a certificate of the chief financial officer (or other officer of Borrower reasonably acceptable to Lead Arrangers) of Borrower certifying that, after giving pro forma effect to the Transaction, the Borrower and its subsidiaries (including Target) are solvent on a consolidated basis, such certificate to be in the form of the attached Exhibit A.

13. Borrower shall have received net cash proceeds from the issuance of up to $10,000,000 (including through any combination of clauses (i) through (iii) below) of (i) subordinated debt (the “Subordinated Debt”) from the shareholders of the Borrower (the “Subordinated Debt Holders”) on the terms and conditions set forth on the attached Exhibit B, (ii) other subordinated debt on terms and conditions, and subject to an intercreditor agreement, reasonably acceptable to the Commitment Parties and/or (iii) cash equity on terms and conditions reasonably acceptable to the Commitment Parties; provided that (A) if the Closing Date occurs on or before August 31, 2016, Borrower shall only be required to receive proceeds in an amount required to satisfy all conditions in this Annex and (B) if the Closing Date occurs after August 31, 2016, Borrower shall be required to receive proceeds from the full $10,000,000 (notwithstanding the amount required to satisfy all conditions in this Annex).

14. Minimum Excess Availability (as defined in the Existing Credit Facility) of not less than $17,500,000 on the Closing Date, after giving effect to the initial use of proceeds (including the payment of all fees and expenses).

Exhibit A

FORM OF SOLVENCY CERTIFICATE

[                    ], 2016

The undersigned, acting in his or her capacity as Chief Financial Officer of Incipio, LLC, a Delaware limited liability company (“Borrower Representative”), in its capacity as Borrower Representative (as defined in the Credit Agreement) and not in a personal capacity, hereby certifies that he or she is (a) authorized to certify as to the financial statements of the Borrower (as defined in the Credit Agreement) and each other Loan Party, (b) familiar with the properties, business and assets of the Borrower and each other Loan Party, and (c) authorized to execute and deliver this Solvency Certificate (this “Certificate”) on behalf of the Borrower Representative, each Borrower and each other Loan Party. Capitalized terms used herein that are defined in the [Amended and Restated] Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Loan Parties party thereto, the financial institutions party thereto (the “Lenders”), Wells Fargo Bank, National Association, as Revolver Agent, and Monroe Capital Management Advisors, LLC, as agent (in such capacity, the “Agent”), are used herein as so defined. The undersigned hereby further certifies (in his or her capacity as Chief Financial Officer of Borrower Representative and not in his or her personal capacity) that, on the Closing Date, immediately after giving effect to the [Powder Acquisition], the issuance of each Letter of Credit (if any), the making of each Loan under the Credit Agreement and after giving effect to the application of the proceeds of each Loan, with respect to Borrower and its Subsidiaries, on a consolidated basis:

(a) the fair value of their assets on a going concern basis is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP;

(b) the present fair saleable value of their assets on a going concern basis is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and matured;

(c) they are able to realize upon its assets and pay their debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business;

(d) they do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature; and

(e) they are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute unreasonably small capital.

The undersigned further certifies (in his or her capacity as Chief Financial Officer of Borrower Representative and not in his or her personal capacity) that in computing the amount of contingent or unliquidated liabilities in connection with this Certificate, such liabilities were computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Borrower Representative and each other Loan Party as of the date first set forth above.

INCIPIO, LLC, a Delaware limited liability company

By:
Name:
Title: Chief Financial Officer

Exhibit B

SUBORDINATED DEBT TERM SHEET

[See Attached]

ANNEX A

UP TO $10,000,000

SUBORDINATED SECURED LOAN

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Borrower:	Incipio, LLC, a Delaware limited liability company (“Incipio”), and certain wholly-owned subsidiaries (collectively, the “Borrower”) that are designated as co-borrowers under the Credit Facilities (the “Senior Credit Facilities”) to be funded pursuant to that certain Commitment Letter dated as of June __, 2016 (the “Senior Commitment Letter”) among Incipio, Monroe Capital LLC, a Delaware limited liability company (“Monroe Capital”) and Wells Fargo Bank, National Association “(“Wells Fargo Bank”).

Guarantors:	All present and future guarantors of the Senior Credit Facilities

Lender:	Andy Fathollahi and his affiliate and other shareholders of the Borrower

Subordinated Secured Loan:	A senior subordinated loan in a principal amount of up to $10,000,000; provided that such loan shall only be required to be funded up to the amount required to satisfy all conditions in the Senior Commitment Letter.

Use of Proceeds:	The proceeds of the Senior Subordinated Loan will be used to (a) to finance a portion of the Powder Acquisition; (b) to refinance Borrower’s existing senior secured indebtedness; (c) to fund certain fees and expenses associated with the Powder Acquisition and such refinancing; and (d) to provide for the ongoing general corporate purposes and working capital needs of Borrower and its subsidiaries.

Closing Date:	The date of the initial funding under the Credit Facility which shall be on or prior to _________, 2016 (the “Closing Date”).

Availability:	The Senior Subordinated Loan will be available only in a single draw on the Closing Date.

Documentation:	Except as otherwise specifically provided in this Term Sheet, the documentation for the Senior Subordinated Loan will be consistent with that certain 10.7% Secured Promissory Note dated December 31, 2015 (as amended, supplemented and otherwise modified to date, the “Goode Promissory Note”), executed by the Borrower payable to the order of Goode Incipio Holdco, LLC, a Delaware limited liability company, and the documents executed in connection with the Goode Promissory Note. The provisions of this paragraph are referred to as the “Documentation Principles.”

Collateral:	Same as the Senior Credit Facilities.

Final Maturity:	The date six months following the latest maturity under the Senior Credit Facilities.

Amortization:	None

Interest Rates and Fees:	Interest shall be payable monthly in arrears at an interest that is equal to the highest interest payable under the Senior Credit Facilities, including the exercise of the Flex Provisions contemplated by the Senior Commitment Letter. To the extent required pursuant to the provisions of the Senior Credit Facilities, a portion of the interest may be payable in PIK rather than being paid in cash; provided that not less than five percent (5.0%) of the interest shall be payable in cash.

Mandatory Prepayments:	None.

Optional Prepayments:	Permitted upon notice consistent with the Documentation Principles.

Prepayment Premium:	None.

Conditions to Closing:	Solely the conditions set forth in Annex B.

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles.

Negative Covenants:	Consistent with the Documentation Principles.

Financial Covenants:	Consistent with the Documentation Principles.

Events of Default:	Consistent with the Documentation Principles.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Consistent with the Documentation Principles.

Assignments and Participations:	Consistent with the Documentation Principles.

Amendments and Waivers:	Consistent with the Documentation Principles.

Indemnification:	Consistent with the Documentation Principles.

Expenses:	Consistent with the Documentation Principles.

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Governing Law; Exclusive Jurisdiction and Forum:	Consistent with the Documentation Principles.

Waiver of Jury Trial and Punitive and Consequential Damages:	Consistent with the Documentation Principles.

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